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                                                     LAND O'LAKES, INC.
                                                        NEWS RELEASE

For more information contact:
         Pete Simonse              651-481-2092
         Lydia Botham              651-481-2123


           LAND O'LAKES INITIATES OFFER TO PURCHASE UP TO $150 MILLION
                       OF ITS SENIOR UNSECURED SECURITIES


October 24, 2005 (Arden Hills, Minn.)...Land O'Lakes, Inc. today announced that it has commenced a "modified Dutch auction" tender offer (the "Offer") to purchase for cash up to $150 million aggregate principal amount (the "Target Amount") of its 8 3/4% Senior Securities due 2011 (the "Securities"). The funds required for Land O'Lakes to consummate the Offer will come from excess liquidity.

The Offer will expire at 12:00 midnight, New York City time, on Monday, November 21, 2005, unless extended or terminated earlier. Tendered Securities may be withdrawn at any time prior to the expiration date.

Land O'Lakes will use a "modified Dutch auction" procedure to determine the price for the Securities it purchases in the Offer. Under that procedure, each holder of Securities will specify a price at which the holder is willing to sell its securities. That price cannot be less than $1,040 per $1,000 principal amount nor greater than $1,070 per $1,000 principal amount. After the Offer expires, Land O'Lakes will accept Securities validly tendered (and not withdrawn) in the order of the lowest to the highest tender prices specified or deemed to have been specified by tendering holders within the price range for the Securities, and will determine the single lowest price so specified (the "Purchase Price") that will enable Land O'Lakes to purchase the Target Amount (or, if less than the Target Amount are validly tendered (and not withdrawn), all Securities so tendered). Land O'Lakes intends to issue a press release by 5:00 p.m. Tuesday, November 22, 2005, announcing the results of the Offer.

Land O'Lakes will pay the same Purchase Price per $1,000 principal amount for all Securities validly tendered at or below the Purchase Price, plus accrued and unpaid interest thereon to but excluding the date of purchase. If the aggregate principal amount of Securities validly tendered at or below the Purchase Price exceeds the Offer Amount, then Land O'Lakes will purchase a prorated amount of all Securities validly tendered at or below the Purchase Price. Land O'Lakes intends to pay the Purchase Price for any Securities it purchases in same-day funds on the second New York Stock Exchange trading day after the expiration date, or as soon thereafter as practicable. Land O'Lakes will return all Securities that are not purchased in the Offer promptly after the Offer is completed.



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The terms and conditions of the Offer will be set forth in the Land O'Lakes
Offer to Purchase, dated October 24, 2005, and the related Letter of Transmittal. Holders of the Securities are urged to carefully read the Offer to Purchase, the Letter of Transmittal and the related documents as they contain important information regarding the Offer. Subject to applicable law, Land O'Lakes may, in its sole discretion, waive any condition applicable to the Offer or extend or terminate or otherwise amend the Offer.


The Offer is not conditioned on a minimum principal amount of Securities being tendered. The consummation of the Offer is subject to certain conditions, which are described in the Offer to Purchase that is being sent to holders of Securities.

As of October 24, 2005, there was $346,234,000 aggregate principal amount of Securities outstanding. The CUSIP number for the Securities is 514666 AE6.

J.P. Morgan Securities Inc. is acting as dealer manager, MacKenzie Partners, Inc. is the information agent, and U.S. Bank National Association is the depositary in connection with the Offer. Copies of the Offer to Purchase, Letter of Transmittal and related documents may be obtained from the Information Agent at (800) 322-2885 (toll free) or (212) 929-5500 (call collect). Additional information concerning the terms of the Offer, including all questions relating to the mechanics of the Offer, may be obtained by contacting J.P. Morgan Securities Inc. at 1-866-834-4666 (toll free) or (212) 834-3424 (call collect).

THIS ANNOUNCEMENT IS NOT AN OFFER TO PURCHASE, A SOLICITATION OF AN OFFER TO PURCHASE, OR A SOLICITATION OF AN OFFER TO SELL SECURITIES. THE OFFER MAY ONLY BE MADE PURSUANT TO THE TERMS OF THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL.

ABOUT LAND O'LAKES
Land O'Lakes, Inc. (www.landolakesinc.com) is a national farmer-owned food and agricultural cooperative with annual sales of more than $7 billion. Land O'Lakes does business in all fifty states and more than fifty countries. It is a leading marketer of a full line of dairy-based consumer, foodservice and food ingredient products across the United States; serves its international customers with a variety of food and animal feed ingredients; and provides farmers and ranchers with an extensive line of agricultural supplies (feed, seed, crop nutrients and crop protection products) and services.